EXHIBIT 10.3

Senior Management Incentive Plan

Target Incentive Award

     Each participant is assigned a Target Incentive Award expressed as a percentage of base salary in effect on December 31st of the plan year. The eligible positions and target award percentages for participants are as follows:

Target
Position	(% of Salary)
CEO	150%
President	120%
CFO	50%
Sr. Vice President	45%

Plan Year

The period over which performance will be measured is the Company’s fiscal year (January 1st – December 31st ).

Performance Measures and Weightings

The plan will measure two financial items which will be weighted as follow:

Net Income After Tax	—	65%
Revenue	—	35%

Award Determination

     Based on performance achieved during the year for Revenue and Net Income After Tax, the participants’ award payouts will be a function of performance against pre-established goals for each measure. The following chart shows this relationship.

		Payout as % of
		Target Award
Performance	Actual Results as % of		Net Income
Achieved	Business Plan	Revenue	After Tax
Maximum	120%	150%	150%
Target	100%	100%	100%
Threshold	80%	50%	50%
Below Threshold	<80%	0%	0%

EXHIBIT 10.3

Definition of Corporate Income

This definition excludes extraordinary items and changes in accounting principles, as defined by GAAP.

Extraordinary items, as defined by GAAP, include items of a very unusual and infrequent nature, a good example of which is loss incurred in the early extinguishment of debt.

Changes in accounting principles include those that occur as a result of new pronouncements or requirements issued by accounting authorities such as SEC, FASB, etc.

Non-recurring and unusual items not included or planned for in the budgeted bonus targets may be excluded from the corporate income before income taxes, as defined, at the recommendation of management and at the discretion and agreement of the Compensation Committee.

Discretionary Adjustment

For plan participants other than the CEO and President (who shall not be eligible for the discretionary adjustment), the CEO may recommend an adjustment to an individual’s Incentive Award, subject to review and approval by the Compensation Committee. Individual adjustments will be based upon position as follows:

Multiply
Position	Award by up to:
CFO, Sr. Vice Presidents	150%

Form and Timing of Payments

Payments will be made in cash as soon as practicable after the award amounts are certified by the Compensation Committee of the Board of Directors as having been met.

Change in Status

In the event that a participant’s status changes during the plan year, whether due to a promotion, demotion or lateral move, awards for all participants will be prorated on a monthly basis for the year based on the length of time in each position.

EXHIBIT 10.3

Termination of Employment

In the event a participant voluntarily terminates employment or is terminated involuntarily, any award for the year in which the termination occurs will be forfeited.

Withholding

The Company shall withhold from award payments any federal, state or local taxes required to be withheld.

Discontinuance, Termination of Amendment of Plan

This plan has been established with the bona fide intention and expectation that from year to year it will be deemed advisable to continue it. However, The GEO Group, Inc. realizes that it may be necessary to terminate the plan, suspend it, or amend it from time to time. The Committee therefore reserves the right, in its sole discretion, to modify, suspend, discontinue or terminate the plan.

Governance

The plan shall be governed by the Compensation Committee of the Board of Directors of The GEO Group, Inc. The plan shall be administered on a day-to-day basis by the CEO and the Vice President of Human Resources.

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